Exhibit 3

Attorney's Certification

I the undersigned, Livnat Fisher, Psagot Provident Funds and Pension Ltd.'s Attorney, hereby certify as follows:

1.	The above composition of signatures is binding on Psagot Provident Funds and Pension Ltd. in respect of the attached report.

2.
The above authorized signatories signed this document before me and were identified by me in person according to an identity card, as required by and in accordance with the Prohibition on Money Laundering Law, 5760-2000 and the orders pursuant thereto.

3.	The resolution concerning Psagot Provident Funds and Pension Ltd.'s authorized signatories was duly adopted, in accordance with Psagot Provident Funds and Pension Ltd.'s incorporation documents.

December 3, 2013 __________________ Date	/s/ Livnat Fisher __________________ Livnat Fisher, Adv. Lic. No. 47696 Attorney (signature & stamp)